EXHIBIT 10.7

[ACCO WORLD Logo]	ACCO WORLD CORPORATION
300 Tower Parkway
Lincolnshire, IL 60069-3640
Tel 847.541.9500
Fax 847.478.0068

November 8, 2000 (As Revised January 2001)

Mr. Neal V. Fenwick
301 Ridge Road
Lake Forest, IL 60045

Re: Employment Matters

Dear Neal:

          This letter addresses certain terms of your employment with ACCO World Corporation and any successor corporation (the “Company”), and amends the Employment Offer dated September 8, 1999 from ACCO World Corporation.

1.	Your employment with the Company will continue at least through the date you receive permanent resident status from the United States Immigration and Naturalization Service. Alternatively, you may, in the sole discretion of the Company, be informed that your services are no longer required, prior to your receipt of permanent resident status. In such event you will continue to be an ACCO employee as required under INS regulations, and you will receive full benefits under the Employment Offer until the date you receive permanent resident status. It is currently expected that you will receive permanent resident status within twelve (12) months of today’s date. Accordingly, the provisions of this paragraph will only apply through the earlier of the date you receive permanent resident status or May 1, 2002. You and ACCO each agree to take all actions reasonably necessary to maintain and pursue your application for permanent resident status.

2.	In the event your employment with the Company is involuntarily terminated by the Company, or you are Demoted following a Change of Control, or you are voluntarily separated from employment due to your job location being relocated more than 35 miles from your former job location as a result of corporate restructuring (“Voluntary Separation ) following a Change of Control, during the initial four-year term of the Employment Offer, your base salary for calculating severance and other exit benefits will be your gross annual base salary as of the date of termination, rather than the reduced amount you are actually paid after deduction of UK pension contributions.

3.	In the event your employment with the Company is involuntarily terminated by the Company, or you are Demoted following a Change of Control, or there is a Voluntary Separation following a Change of Control, during the initial four-year term of the Employment Offer, the Educational Assistance provisions of the Employment Offer will be continued at the Company’s expense during the period you receive severance under the ACCO Executive Severance Plan.

4.	In the event your employment with the Company is involuntarily terminated by the Company, or you are Demoted following a Change of Control, or there is a Voluntary Separation following a Change of Control, during the initial four-year term of the Employment Offer, you will be provided, in lieu of Repatriation and Relocation benefits described in the Employment Offer, with a lump sum of $500,000.00. This payment shall be made to you only if the situation described in the first sentence of this paragraph occurs prior to September 8, 2003. Acceptance of such payment would confirm your agreement that the Relocation Provisions (including Mobility Premium, Relocation Allowance, Spousal Assistance, Vehicle Disposal, Electrical Allowance, and bridge loan) and Repatriation provision of the Employment Offer have been fully performed by the Company.

5.	In the event your employment with the Company is involuntarily terminated by the Company, or you are Demoted following a Change of Control, or there is a Voluntary Separation following a Change of Control, during the initial four-year term of the Employment Offer, your severance payments under the ACCO Executive Severance Plan shall be considered as pensionable earnings, and the period of severance considered credited service, for purposes of the ACCO Europe Pension and Life Assurance Scheme.

6.	In the event your employment with the Company is involuntarily terminated by the Company, or you are Demoted following a Change of Control, or there is a Voluntary Separation following a Change of Control during the initial four-year term of the Employment Offer, you will be considered an employee of ACCO World Corporation for severance plan purposes, i.e., you will be eligible for eighteen (18) months base salary and one (1) year of bonus as provided under the terms of the ACCO Executive Severance Plan. Such eligibility shall be in lieu of any other payments or benefits, other than UK statutory redundancy payments, for which you may be eligible under the Change of Control provisions of the Employment Offer or any other employment contract with ACCO Europe or ACCO UK, or the ACCO Europe or any other severance plan or policy in the

ACCO group of companies; provided that in addition to severance eligibility as described above, the Company will also honor the provisions of the Employment Offer describing “Notice Period”, except that upon receipt of severance under the ACCO Executive Severance Plan the Notice Period will be reduced to six (6) months.

In addition, you will receive on the same terms as has been agreed for other ACCO executives (which terms will be documented separately), pro rata payments under the Company’s Management Incentive Plan and Long Term Incentive Plan to the date of termination, notwithstanding any provisions in such Plans that require employment through the full Plan period(s) to receive payments.

          Except as amended by this Letter Agreement, the terms of the September 8, 1999 Employment Offer remain in full force and effect. For purposes of this Letter Agreement, the terms “Demotion” and “Change of Control” shall have the meanings assigned in the ACCO Executive Severance Plan.

          Please sign this letter in the space below to confirm your agreement to and the acceptance of these amendments to the Employment Offer.

Very truly yours,

/s/ Sam H. Wheeler

Sam H. Wheeler Vice President – Human Resources

AGREED TO AND ACCEPTED

/s/ Neal V. Fenwick

Neal V. Fenwick

Date: November 8, 2000